AmREIT Reports First Quarter Results

      HOUSTON, May 8 /PRNewswire-FirstCall/ -- AmREIT (Amex: AMY), a Houston-based real estate development and operating company that has elected to be taxed as a real estate investment trust, today announced financial results for the first quarter ended March 31, 2007.

      First Quarter Highlights:

      Corporate

      -- Funds from Operations available to class A common shareholders (FFO) for the first quarter 2007 were $258,000, or $0.04 per share which was in the top half of first quarter guidance, compared with first quarter 2006 FFO of $391,000, or $0.06 per share;

      -- Net loss available to Class A common shareholders for the first quarter 2007 was a loss of $1.7 million, or ($0.27) per share, compared with a net loss of $1.8 million, or ($0.28) per share, for the same period in 2006;

      -- Operating revenues for the first quarter 2007 were $11.2 million compared with $11.3 million for the same period in 2006. Revenues from the property portfolio and asset management fees totaled $7.9 million, increasing by 18.6% over the same period in the prior year, consistent with our commitment to increase dividend coverage from stable sources of income;

      -- Total distributions paid to all classes of common shareholders exceeded total FFO available to all classes of common shareholders by $527,000 for the first quarter 2007 compared with $398,000 for the same period in 2006. On an annual basis, total FFO has historically exceeded total dividends paid, and for 2005 and 2006, FFO exceeded total dividends by $1.1 million and $1.6 million, respectively. Consistent with guidance and prior years', management expects the bulk of this year's FFO to be earned in the second half of the year;

      -- The Board of Trust Managers declared a quarterly dividend of $0.1242 per class A common share for the second quarter 2007, which will be paid in three monthly installments;

      -- FFO estimates for the second quarter 2007 are $0.02 to $0.05 per class A share, and management reiterates its annual FFO guidance of $0.78 to $0.82 per class A share;

      Portfolio

      -- Portfolio occupancy as of March 31, 2007 is 97.4%, an increase of 0.90% compared to December 31, 2006 occupancy of 96.5%;

      -- On February 1, 2007, the Company purchased five single tenant ground lease properties along the 'ring-road' to the Woodlands mall;

      -- Uptown Plaza Dallas financing (10-year, full term interest only at 5.63%) generated $19.6 million in proceeds, which were used to fund the Woodlands ground lease properties and the class B tender that closed in December 2006;

      -- Cap rates continue to tighten for high quality retail assets, resulting in strengthened net asset valuations and limited portfolio growth opportunities near term;

      Asset Advisory

      -- Equity under management increased from $121 million as of December 31, 2006 to $130 million as of March 31, 2007;

      -- Total real estate assets owned by the merchant development funds in the Company's asset advisory business were $282 million at March 31, 2007, compared with $140 million a year ago; and

      -- On January 5, 2007, AmREIT Monthly Income & Growth Fund III, Ltd. purchased an 8.5 acre tract of land in San Antonio, Texas in a joint venture with a third party for a retail development, and is anticipated to begin development later this year.

      Commenting on the financial results for the quarter, Chad C. Braun, AmREIT's Chief Financial Officer, noted, "The first quarter unfolded much as we expected it would in our 2007 guidance with almost all of our FFO for the quarter generated by our sources of stable income - the portfolio of Irreplaceable Corners and recurring asset management fees. As we continue to grow the platform and take another upward 'pivot' in our growth cycle, we will experience greater volatility in the transactional component of our business. We are focused both on the short and long term, however, our primary objective is to build long term shareholder value and to continue to build and enhance our Net Asset Value. To that regard, the fundamentals in this business are perhaps the strongest they have been in years, which has served to increase the value of the portfolio in today's marketplace."

      H. Kerr Taylor, Chairman and Chief Executive Officer of AmREIT, added, "There is a tremendous amount of capital in the marketplace, which continues to drive cap rates for quality assets lower and lower. We remain committed to acquiring assets at appropriate prices - not just for the sake of growth, but to increase shareholder value in the long run. Our business model allows us to benefit from a significant source of recurring income through a portfolio that continues to increase in value as well as through a recurring income stream from asset management fees that are anticipated to grow substantially over the next year."

      Portfolio of Irreplaceable Corners

      As of March 31, 2007, AmREIT owned 53 properties, with approximately 92% of its rental income coming from properties located in major Texas metropolitan areas. The Woodlands ground leases purchased in the first quarter are leased to Landry's Seafood, Circuit City, TGI Friday's, Bank of America, and Macaroni Grill. The leases are structured as triple net ground leases whereby all operating expense and maintenance is the responsibility of the tenant. Consistent with our other Corner properties, population in the immediate trade area of The Woodlands is approximately 172,000 and the average household income is approximately $93,000.

      The portfolio generated $7.8 million in total revenue during the first quarter of 2007, up 15% compared with $6.8 million generated for the same period in 2006. The increase in revenue is a result of increased leasing spreads on lease renewals, a full quarter of revenue from Uptown Dallas, which was purchased on March 29, 2006 and the acquisition of the Woodlands ground leases during the quarter. After expenses and allocation of dividends paid on the Company's non-traded shares, the segment reported a GAAP net loss of $1.4 million, or ($0.22) per class A common share and FFO totaling approximately $549,000, or $0.09 per Class A common share, for the quarter.

      Real Estate Development and Operations

      AmREIT's real estate development and operating business generated $1.7 million (including discontinued operations and net of construction expense) in adjusted revenue during the first quarter, consistent with the $1.7 million generated in the first quarter of 2006. Consistent with prior years', we anticipate the bulk of this year's real estate transactional revenue to fall in the second half of the year.

      Adjusted expenses associated with this line of business for the first quarter were approximately $1.9 million (excluding construction costs), resulting in a net loss of $206,000 or ($0.03) per class A common share. This business is transactional in nature, and the timing of these transactional revenue sources from quarter to quarter is difficult to predict.

      AmREIT's pipeline of development and re-development opportunities for third parties and for its asset advisory group includes approximately 1.2 million square feet under various stages of development. Together, this represents over $207 million in active development and re-development projects. Of this pipeline, 224,000 square feet is scheduled for completion in 2007.

      Asset Advisory Business

      As of March 31, 2007, AmREIT had a combined $130 million in equity capital under management in its five actively managed income and growth funds. For the quarter, this group generated total revenues of $1.4 million, with $993,000 related to securities commissions earned on sales of units in the merchant development funds.

      For the quarter, expenses associated with this line of business were approximately $1.5 million, including $829,000 in securities commission expense. The asset advisory group generated a loss and reduction to FFO of $101,000 or ($0.02) per Class A common share.

      AmREIT updates earnings guidance on a quarterly basis and will update its annual guidance as well as give guidance for the upcoming quarter.

      Conference Call

      AmREIT will hold its quarterly conference call to discuss first quarter 2007 results Wednesday, May 9, at 10:00 a.m. Central Time (11:00 a.m. Eastern
Time). Interested parties are encouraged to access the live webcast by visiting the investor relations page of AmREIT's website at http://www.amreit.com. The dial-in number for the call is 1-877-407-8031. The call will also be available for replay for 60 days by dialing 1-877-660-6853, account number 286, ID number 232013.

      Supplemental Financial Information

      Further details regarding AmREIT's results of operations, properties, and tenants can be accessed at the Company's web site at http://www.amreit.com.

      About AmREIT

      AmREIT (Amex: AMY) is a growing real estate company that has delivered results to its investors for 22 years. Our mission is to build a real estate business with complementary operations that reduce our overall sensitivity to changing market cycles - a company with strong earnings potential from multiple sources. This mission has led AmREIT into three distinct businesses. First, as a real estate development and operating company, it constructs, develops, acquires, disposes of, brokers, leases and manages properties for shareholders as well as for its asset advisory group and third parties. Second, AmREIT has an asset advisory group which raises private capital for and generates fees from merchant development partnership funds. Third, AmREIT owns a portfolio of "Irreplaceable Corners(TM)" - premier retail properties in high-traffic, highly populated areas - which are held for long-term value and provide a steady stream of rental income. As of March 31, 2007, AmREIT has over 1.2 million square feet of retail centers in various stages of re- development, development or in the pipeline for both our advisory group and for third parties. As of March 31, 2007, total assets were $340 million and the asset advisory group managed an additional $282 million in total assets.

      In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which AmREIT operates, management's beliefs and assumptions made by management. Past performance is not indicative of future returns. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

      For more information, call Chad Braun, Chief Financial Officer of AmREIT, at (713) 850-1400. AmREIT is online at http://www.amreit.com.


                              Operating Results
               (in thousands, except share and per share data)

                                                            Three Months Ended
                                                                March 31,
    Revenues:                                               2007       2006
      Rental income from operating leases                  $7,082     $5,973
      Earned income from direct financing leases              507        507
      Real estate fee income                                  694        751
      Real estate fee income - related  party                 713        767
      Construction revenues                                    97        621
      Construction revenues - related party                   876      1,173
      Securities commission income - related party            993      1,391
      Asset management fee income - related party             284        158
          Total revenues                                   11,246     11,341

    Expenses:
      General and administrative                            2,210      1,879
      Property expense                                      1,730      1,015
      Construction expense                                    861      1,675
      Legal and professional                                  295        312
      Real estate commissions                                 421        540
      Securities commissions                                  829      1,257
      Depreciation and amortization                         1,941      2,182
          Total expenses                                    8,287      8,860

    Operating income                                        2,959      2,481

    Other income (expense):
      Interest and other income - related party               244        235
      (Loss) income from merchant development funds
       and other affiliates                                   (12)        98
      Federal income tax benefit for taxable REIT
       subsidiary                                             201         83
      Interest expense                                     (2,357)    (1,743)
      Minority interest in income of consolidated
       joint ventures                                         (36)       (36)

    Income before discontinued operations                     999      1,118

    Income from discontinued operations                         5        (30)
    Gain on sale of real estate acquired for resale            (1)         5

    Net income                                              1,003      1,093

    Distributions paid to Class B, C and D shareholders    (2,705)    (2,906)

    Net (loss) available to class A shareholders          $(1,702)   $(1,813)

               (in thousands, except share and per share data)

                                                            Three Months Ended
                                                                March 31,
                                                             2007       2006
    Reconciliation of Net Income before discontinued
     operations to Funds From Operations ("FFO"):
      Income before discontinued operations                  $999     $1,118
      Income (loss) from discontinued operations                4        (25)
      Depreciation - from operations                        1,940      2,164
      Depreciation - from discontinued operations               3         10
      Adjustments for non-consolidated affiliates              17         30
      Gain on sale of real estate held for investment           -          -
      Class B, C and D distributions                       (2,705)    (2,906)
          FFO available to Class A shares                    $258       $391


    Basic and Diluted Per Class A Share Data:
      Loss before discontinued operations                  $(0.27)    $(0.28)
      Income from discontinued operations                   $0.00      $0.00
      Net (loss)                                           $(0.27)    $(0.28)
      FFO                                                   $0.04      $0.06
      Distributions per Class A share                       $0.12      $0.12
      Distributions per Class B, C and D share              $0.52      $0.52

    Share Data:
    Weighted average Class A common shares used to
     compute net income per share, basic and diluted    6,320,264  6,424,570


                         Market Capitalization Table


                                               Number of    Price     Market
    Common Shares Outstanding (03/31/07)        Shares                Equity
    Class A, net of treasury shares            6,402,321   $8.79   56,276,402
    Class B                                    1,049,825   $8.79    9,227,962
    Class C (priced at par value)              4,167,338  $10.00   41,673,380
    Class D (priced at par value)             11,058,788  $10.00  110,587,880
          Total                               22,678,272          217,765,624

                           Balance Sheet Highlights
                                (in thousands)

                                                     March 31,   December 31,
                                                       2007           2006
    Real estate investments before accumulated
     depreciation                                    $283,114       $274,534
    Real estate held for investment, net              271,243        263,906
    Net investment in direct financing leases          19,200         19,204
    Total assets                                      339,581        328,430
    Notes payable                                     161,914        144,453
    Total liabilities                                 171,264        158,243
    Minority interest                                   1,153          1,137
    Total shareholders' equity                        167,164        169,050


      Non-GAAP Financial Disclosure

      This press release contains certain non-GAAP financial measures that management believes are useful in evaluating an equity REIT's performance. AmREIT's definitions and calculations of non-GAAP financial measures may differ from those used by other equity REIT's, and therefore may not be comparable. The non-GAAP financial measures should not be considered as an alternative to net income as an indication of our operating results, or to net cash provided by operating activities as a measure of our liquidity.

      AmREIT considers FFO to be an appropriate measure of the operating performance of an equity REIT. The National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. AmREIT calculates its FFO in accordance with this definition. Management considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company's real estate between periods, or as compared to different companies. FFO is not defined by GAAP and should not be considered as an alternative to net income as an indication of our operating performance or to net cash provided by operating activities as a measure of our liquidity. FFO as disclosed by other REITs may not be comparable to AmREIT's calculation.

      Projected FFO is calculated in a method consistent with historical FFO, and AmREIT considers projected FFO to be an appropriate supplemental measure when compared with projected EPS. A reconciliation of the projected FFO to projected EPS per share is provided below:

                                                  Projected 2007
                                                       Range        Historical
                                                    High    Low      12/31/06

    Net (loss) available to Class A shareholders  ($0.57) ($0.61)     $(0.62)
    Depreciation and amortization                   1.39    1.39        1.40
    Adjustment for non-consolidated affiliates         -       -        0.02
    Less gain on sale of real estate               (0.00)  (0.00)      (0.05)
          FFO available to Class A shareholders    $0.82   $0.78       $0.75






SOURCE  AmREIT
    -0-                             05/08/2007
    /CONTACT: Chad C. Braun of AmREIT, +1-713-850-1400, cbraun@amreit.com/ /Web site: http://www.amreit.com/
    (AMY)